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99.5(c)

Advisory Agreement between Capital Growth Management and the Registrant.

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                               ADVISORY AGREEMENT
                               ------------------

     AGREEMENT made this 1st day of September, 1993 by and between NEW ENGLAND ZENITH FUND, a Massachusetts business trust (the "Fund") with respect to its CAPITAL GROWTH SERIES (the "Series"), and CAPITAL GROWTH MANAGEMENT LIMITED PARTNERSHIP, a Massachusetts partnership (the "Adviser").

                                  WITNESSETH:

     WHEREAS, the Fund and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser will perform certain services for the Fund;

     NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

I. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets belonging to the Series and to perform the other services herein set forth, subject to the supervision and control of the Board of Trustees of the Fund. The Adviser hereby accepts such employment and agrees, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

I. In carrying out its obligations to manage the investment and reinvestment of the assets belonging to the Series, the Adviser shall:

     A. obtain and evaluate such economic, statistical and financial data and information and undertake such additional investment research as it shall believe necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objective and policies;

     A. take such steps as are necessary to implement the investment policies of the Series (and to ensure compliance by the Series with applicable state insurance laws governing permissible investments) by purchase and sale of securities, including the placing of orders for such purchase and sale; and

     A. regularly report to the Board of Trustees with respect to the implementation of the investment policies of the Series.
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I.         All activities in connection with the management of the affairs of the Series undertaken by the Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

I.         In addition to performing at its expense the obligations set forth in section 2 hereof, the Adviser shall furnish to the Fund at the Adviser's own expense or pay the expenses of the Fund for the following:

     A. office space in such place or places as may be agreed upon from time to time, and all necessary office supplies, facilities and equipment;

     A. necessary executive and other personnel for managing the affairs of the Series, including personnel to perform clerical, bookkeeping, accounting, stenographic and other office functions (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the bank selected to perform such services);

     A. compensation, if any, of Trustees of the Fund who are directors, officers, partners or employees of the Adviser or any affiliated person (other than a registered investment company) of the Adviser; and

     A. all services, other than services of counsel, required in connection with the preparation of registration statements and prospectuses, including amendments and revisions thereto, all annual, semiannual and periodic reports, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities, to the extent that any such materials relate to the business of the Series, to the shareholders thereof or otherwise to the Series, the Series to be treated for these purposes as a separate legal entity and fund.

I. Nothing in section 4 hereof shall require the Adviser to bear, or to reimburse the Fund for:

     A. any of the costs of printing and mailing the items referred to in sub-section (d) of section 4;

     A. any of the costs of preparing, printing and distributing sales literature;

     A. compensation of Trustees of the Fund who are not officers, directors, partners or employees of the Adviser or of any affiliated person (other than a registered investment company) of the Adviser;
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     A.          registration, filing and other fees in connection with
     requirements of regulatory authorities;

     A. the charges and expenses of any Custodian appointed by the Fund for custodial, paying agent, transfer agent and plan agent services;

     A. charges and expenses of independent accountants retained by the Fund;

     A. charges and expenses of any transfer agents and registrars appointed by the Fund;

     A. brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

     A. taxes and fees payable by the Fund to federal, state or other governmental agencies;

     A.          any cost of certificates representing shares of the Fund;

     A. legal fees and expenses in connection with the affairs of the Fund including registering and qualifying its shares with federal and state regulatory authorities;

     A.          expenses of meetings of shareholders and Trustees of the Fund;
     and

     A.          interest, including interest on borrowings by the Fund.

A. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

A. To better enable it to fulfill its obligations hereunder, the Adviser has entered into a service agreement with New England Securities Corporation under which the latter has agreed to furnish such office space for the Fund and such clerical, bookkeeping, accounting, stenographic and administrative personnel and services as the Adviser may reasonably request.

I. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Fund shall pay the Adviser compensation at the annual rate of (a) .70% of the value of the net assets belonging to the Series, as calculated below, up to $200 million, (b) .65% of such value in excess of $200 million but less than or equal to $500 million and
(c) .60% of such value in excess of $500
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million. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Adviser. Such compensation shall be calculated on the basis of the average of all the valuations of the net assets of the Series made as of the close of business on each business day during the period for which such compensation is paid. The Adviser hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

I. If the total of all ordinary business expenses of the Series or the Fund as a whole (including investment advisory fees but excluding taxes, portfolio brokerage commissions and interest) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitation prescribed by any state in which shares of the Series are qualified for sale, the total fee otherwise due the Adviser for such fiscal year pursuant to Section 7 hereof shall be reduced by the amount of such excess belonging to the Series, and, if, after giving effect to such reduction, the total of all such ordinary expenses continues to exceed any such applicable limitation, the Adviser shall pay any such continuing excess belonging to the Series; provided, however, that the Adviser will not reduce its fees nor pay any such expenses to an extent or under circumstances which would result in the inability of the Fund or the Series (if it were treated as a separate entity under the Internal Revenue Code of 1986, as amended) to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended. Solely for purposes of applying such limitations in accordance with the foregoing sentence, the Series and the Fund shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Fund or belonging to the Series are to be calculated, that figure shall be computed in the manner described in section 7 above.

I. It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a partner, shareholder, director, officer, employee or agent of, or be otherwise interested in the Adviser, any affiliated person of the Adviser, any organization in which the Adviser may have an interest or any organization which may have an interest in the Adviser; that the Adviser, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund and the Partnership Agreement of the Adviser, respectively, or by specific provisions of applicable law.

I. This Agreement shall become effective as of the date of its execution, and

     A. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting
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     securities of the Series, and (ii) by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval;

     A. this Agreement may at any time be terminated on sixty days' written notice to the Adviser either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

     A. this Agreement shall automatically terminate in the event of its assignment;

     A. this Agreement may be terminated by the Adviser on ninety days' written notice to the Fund;

     A. if New England Securities Corporation, the Fund's principal underwriter, requires the Fund to change its name so as to eliminate all references to the words "New England" pursuant to the provisions of the Fund's Distribution Agreement or Distribution Agreements with said corporation, then this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

I. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

I. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Fund's Agreement and Declaration of Trust.

I. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

NEW ENGLAND ZENITH                          CAPITAL GROWTH MANAGEMENT
 FUND                                       LIMITED PARTNERSHIP


By                                         By
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     A copy of the Agreement and Declaration of Trust establishing New England
Zenith Fund (the "Fund") is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund's Capital Growth Series (the "Series") on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.